®

PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS FOURTH QUARTER AND CALENDAR YEAR 2010 FINANCIAL RESULTS AND CORPORATE
HIGHLIGHTS

-Conference Call Today at 9:00 a.m. EST-

ATLANTA, GA – March 11, 2011 — Inhibitex, Inc. (NASDAQ:INHX) today announced its financial results for the fourth quarter and year ended December 31, 2010 and provided an update on recent clinical and corporate developments.

“We are very pleased with the progress we have made over the past year in advancing our antiviral pipeline, which culminated in establishing clinical proof of concept for both FV-100, which we are developing to treat shingles, and more recently, INX-189, which we are developing to treat chronic infections caused by hepatitis C virus,” stated Russell H. Plumb, President and CEO of Inhibitex, Inc. “Looking ahead in 2011, we expect to complete our Phase 1b trial of INX-189 in the near-term and are developing plans to further evaluate its safety and antiviral activity in a Phase 2 program that we estimate could begin in the third quarter of 2011. Further, over the next several months we anticipate completing our evaluation of the potential clinical and regulatory pathways and commercial opportunities for FV-100, and look forward to determining the possible next steps in its development.”

Clinical Development Highlights

•	INX-189: Earlier this quarter, the Company announced favorable interim results from a Phase 1b study of INX-189 in HCV genotype 1 patients where INX-189, its nucleotide polymerase inhibitor, demonstrated a clinically meaningful antiviral effect (>1 log10 IU/mL reduction in baseline viral load) in seven days of monotherapy at a relatively low (25mg) once-daily dose.

•	FV-100: In December 2010, the Company successfully completed a first-in-patient, Phase 2 clinical trial in shingles patients where a once-daily dose of 400mg FV-100 demonstrated the potential to reduce both the sub-acute pain and the incidence of post herpetic neuralgia (PHN) associated with shingles infections.

Fourth Quarter 2010 Financial Results

As of December 31, 2010, the Company held $19.6 million in cash, cash equivalents and short-term investments.

The Company reported a net loss for the fourth quarter of 2010 of $7.0 million, as compared to a net loss of $4.7 million in the fourth quarter of 2009. The $2.3 million increase in net loss in the fourth quarter of 2010 was primarily the result of higher research and development expense, and to a lesser extent, higher general and administrative expense and lower net interest income, offset in part by an increase in other income. Basic and diluted net loss per share was $0.11 for the fourth quarter of 2010 compared to $0.08 for the fourth quarter of 2009. The increase in net loss per share in the fourth quarter of 2010, as compared to the fourth quarter of 2009, was due to the higher net loss, offset in part by an increase in the weighted average number of shares outstanding.

Research and development expense increased to $6.6 million in the fourth quarter of 2010 from $4.3 million in the fourth quarter of 2009. This $2.3 million increase was primarily due to a $1.7 million increase in direct costs incurred in connection with the initiation of a Phase 1b clinical trial of INX-189 in November of 2010 and to a lesser extent, the completion of a Phase 2 clinical trial of FV-100 in the December of 2010, as well as an increase of $0.6 million in non-direct expenses associated with higher consulting and professional fees and compensation and share-based compensation expense.

General and administrative expense increased to $1.2 million in the fourth quarter of 2010 from $0.7 million in the fourth quarter of 2009. The increase of $0.5 million was primarily the result of an increase in legal and professional fees and compensation and share-based compensation expense.

Other income increased to $0.5 million in the fourth quarter of 2010 from zero in the fourth quarter of 2009 due to the receipt of $0.5 million Therapeutic Tax Credit grant in the fourth quarter of 2010 that was not received in 2009.
Year End 2010 Financial Results

For the year ended December 31, 2010, the Company reported a net loss of $22.7 million, as compared to $17.6 million for 2009. Basic and diluted net loss per share for the year ended December 31, 2010 was $0.37, as compared to $0.38 for 2009. The $5.1 million increase in net loss in 2010 was primarily the result of higher research and development expense associated with a Phase 2 clinical trial of FV-100, the initiation of a Phase 1 clinical program for INX-189 in mid-2010 and an increase in other non-direct research and development costs, as well as higher general and administrative expense and lower net interest income, offset in part by higher revenues from a collaborative license and development agreement and net other income. The slight decrease in net loss per share in 2010 was due to an increase in the weighted average number of shares outstanding, offset by the higher net loss.

Revenue increased to $1.9 million in 2010 from $1.2 million in 2009 due to the receipt of a $0.7 million milestone payment in the first quarter of 2010 that did not occur in 2009.

Research and development expense increased to $21.0 million in 2010 from $15.4 million in 2009, primarily due to a $4.9 million increase in direct costs incurred in connection with a Phase 2 clinical trial of FV-100 that was conducted throughout 2010 and the initiation of a Phase 1 clinical program of INX-189 in mid-2010, as well as an increase of $0.7 million in non-direct expenses associated with higher consulting and professional fees and compensation and share-based compensation expense.

General and administrative expense increased to $4.1 million in 2010 from $3.6 million in 2009. The increase of $0.5 million was primarily the result of an increase in legal and professional fees and compensation and share-based compensation expense incurred in the fourth quarter of 2010.

Other income increased to $0.5 million in 2010 from zero in 2009 due to the receipt of $0.5 million Therapeutic Tax Credit grant in the fourth quarter of 2010 that was not received in 2009.
Recent Corporate Developments

INX-189 for Chronic Hepatitis C – In January 2011, the Company reported favorable preliminary interim safety and antiviral data from the first two monotherapy cohorts of its ongoing Phase 1b clinical trial of INX-189. The Company reported that INX-189, dosed once-daily at 9mg and 25mg for seven days, demonstrated potent antiviral activity with a mean HCV RNA reduction from baseline levels of -0.71 and -1.03 log10 IU/mL, respectively. In addition to the mean reductions in viral load, clinically meaningful decreases in alanine transaminase (ALT) levels were observed for patients receiving INX-189 at both dose levels, and no patients experienced viral breakthrough. There were no serious adverse events reported, no discontinuations due to an adverse event, and no adverse events related to changes in clinical laboratory evaluations. All reported adverse events were mild or moderate and were not dose dependent. In addition, the pharmacokinetics of the 9mg and 25mg doses in HCV-infected patients were comparable to those observed in healthy volunteers.

The Phase 1b trial, which is being conducted under an IND in the United States, is a double-blind, placebo-controlled, dose escalation study designed to evaluate the safety, tolerability, pharmacokinetics and antiviral activity of INX-189, administered orally once-daily for seven days in HCV genotype 1 treatment-naïve patients. Each treatment cohort in the trial is comprised of 10 patients, eight that receive INX-189 and two that receive placebo. In addition to the 9mg and 25mg dose cohorts, the Company will enroll three more INX-189 monotherapy cohorts in the trial, including a recently-added 100mg cohort, as well as two cohorts that will receive 9mg and 25mg of INX-189 once daily for seven days in combination with ribavirin. The Company anticipates completing this ongoing Phase 1b trial around the end of the first quarter of 2011.

In February 2011, the Company reported that the U.S. Food and Drug Administration (FDA) designated the investigation of INX-189 as a Fast Track development program. Fast Track programs are designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life threatening conditions and that demonstrate the potential to address unmet medical needs.

FV-100 for Shingles – In December 2010, the Company reported top-line safety and efficacy data from its Phase 2 clinical trial of FV-100, an oral antiviral compound being developed to treat shingles, including the reduction of shingles-associated pain and the incidence of PHN. The study included 350 shingles patients and compared two once-daily doses of FV-100 (200mg and 400mg) to valacyclovir, one of the most commonly-used antiviral drugs to treat shingles. Valacyclovir was administered three times per day at 1,000 mg per dose.

Numerically favorable treatment differences were observed for both doses of FV-100 as compared to valacyclovir for the primary endpoint of the study, defined as the reduction in the severity and duration of shingles-associated acute pain over the first 30 days, or the Burden of Illness (BOI30 AUC), although these treatment differences were not statistically significant. There were also numerically favorable treatment differences observed for key secondary pain endpoints, including a 14% relative reduction in the severity and duration of shingles-associated pain over 90 days (BOI90 AUC) and a 39% relative reduction in the incidence of PHN for the 400mg dose of FV-100. The trial was not powered to demonstrate statistically significant treatment differences between the arms with respect to these and other secondary endpoints. FV-100 was generally well tolerated at both dose levels, and demonstrated a similar adverse event profile as compared to valacyclovir. All three treatment arms showed a relatively low proportion of adverse and serious adverse events. The Company is currently performing various analyses of the full Phase 2 data set and an evaluation of various clinical, regulatory and commercial pathways for the potential future development of FV-100, which it anticipates concluding in the first half of 2011.
Conference Call and Webcast Information

Russell H. Plumb, President and Chief Executive Officer of Inhibitex, and other members of management will review the Company’s fourth quarter and year-end 2010 operating results and financial position, as well as provide a general update on the Company via a webcast and conference call today at 9:00 a.m. EST. To access the conference call, dial (877) 407-9210 (domestic) or (201) 689-8049 (international). A replay of the call will be available from 11:00 a.m. EST on March 11 until April 11, 2011 at midnight. To access the replay, please dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and reference the account # 286 and the conference ID # 366809. A live audio webcast of the call and the archived webcast will be available under the News and Events category on the Inhibitex website at http://www.inhibitex.com.

About HCV and INX-189

Chronic hepatitis C is a disease of the liver caused by HCV, which can result in cirrhosis and cancer, and is the leading reason for liver transplants in the United States. Inhibitex is developing a series of proprietary nucleotide inhibitors, referred to as protides, which target and inhibit the RNA-dependent RNA polymerase (NS5b) of HCV. The Company believes that, based on in vitro data, INX-189 is one of the most potent HCV nucleotide polymerase inhibitor currently in clinical development, and that results from preclinical studies and its Phase 1 trials of INX-189 to-date support its potential as a once-daily oral antiviral therapy amenable to fixed-dose combination with other antivirals for the treatment of patients with chronic hepatitis C infections.

About Shingles and FV-100

The Company is developing FV-100 to treat herpes zoster, also commonly referred to as shingles, which is an infection caused by the reactivation of varicella zoster virus (“VZV”), the same virus that causes chicken pox. Published in vitro studies have demonstrated that FV-100, an orally available bicyclic nucleoside analogue, is significantly more potent against VZV and can inhibit its replication substantially faster than any other antiviral agent currently approved for the treatment of shingles. Inhibitex believes these characteristics, a favorable pharmacokinetic profile, and the results of a recently-completed Phase 2 trial support the potential of FV-100 as a once-daily oral therapy to reduce the incidence, severity and duration of shingles-associated pain and PHN.
About Inhibitex

Inhibitex, Inc. is a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases. In addition to its two clinical-stage programs, INX-189 and FV-100, the Company’s pipeline includes other HCV nucleotide inhibitors in preclinical development. It has also licensed its proprietary MSCRAMM® protein platform to Pfizer for its use in the development of a staphylococcal vaccine, which is currently being evaluated in Phase 1 clinical trials.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding: the anticipated time it will take the Company to conclude its assessment of the FV-100 Phase 2 data and the compound’s potential clinical, regulatory and commercial pathways; the potential for FV-100 to be dosed once daily and reduce the incidence, severity and duration of shingles-associated pain and PHN; the Company plans to enroll additional cohorts in the ongoing Phase 1b trial of INX-189; the time frame in which a Phase 2 clinical program of INX-189 can be initiated; the Company’s belief that INX-189 is one of the most potent HCV nucleotide polymerase inhibitor currently in clinical development; the results of preclinical studies and the Phase 1 trials of INX-189 to-date supporting its potential as a once-daily oral antiviral amenable to fixed dose combination with other antivirals; and the anticipated time when the ongoing Phase 1b trial of INX-189 will be completed, are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk of: the Company, the FDA, a data safety monitoring board, or an institutional review board (IRB) delaying, suspending or terminating the clinical development of FV-100 or INX-189 at any time for a lack of safety, tolerability, antiviral activity, commercial viability, or any other reason; FV-100 not demonstrating sufficient activity or potential in reducing the incidence and severity of shingles-related pain and PHN, to be clinically relevant or commercially viable; the Company or its clinical investigators not being able to enroll additional HCV patients in the Phase 1b trial on a timely basis; obtaining, maintaining and protecting the intellectual property incorporated into and supporting the commercial viability of the Company’s product candidates; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, or SEC, on March 26, 2010 and its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, June 30, 2010 and September 30, 2010, as filed with the SEC on May 13, 2010, August 12, 2010 and November 15, 2010, respectively. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.
Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contacts:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

Lee M. Stern, CFA
The Trout Group
(646) 378-2922
lstern@troutgroup.com

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INHIBITEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$8,554,151	$11,290,332
Short-term investments	11,014,747	26,625,496
Prepaid expenses and other current assets	599,042	831,196
Accounts receivable	178,654	61,062

Total current assets	20,346,594	38,808,086
Property and equipment, net	1,090,029	1,621,392
Other long-term assets.............................................................	52,514	40,290

Total assets	$21,489,137	$40,469,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,768,020	$1,590,804
Accrued expenses	2,917,347	1,537,637
Current portion of notes payable	243,056	78,125
Current portion of capital lease obligations	180,792	207,100
Current portion of deferred revenue	129,167	191,667
Other current liabilities	238,703	202,531

Total current liabilities	6,477,085	3,807,864
Long-term liabilities:
Notes payable, net of current portion	303,819	546,875
Capital lease obligations, net of current portion	—	180,792
Deferred revenue, net of current portion	—	87,500
Other liabilities, net of current portion	867,455	1,096,629

Total long-term liabilities	1,171,274	1,911,796

Total liabilities	7,648,359	5,719,660
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at December 31, 2010 and December 31, 2009; none issued and outstanding	—	—
Common stock, $.001 par value; 150,000,000 shares authorized at December 31, 2010 and December 31, 2009, respectively; 62,423,358 and 61,559,782 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	62,423	61,560
Common stock warrants	11,145,558	12,133,216
Accumulated other comprehensive income	542	8,977
Additional paid-in capital	270,187,742	267,432,572
Accumulated deficit	(267,555,487)	(244,886,217)

Total stockholders’ equity	13,840,778	34,750,108

Total liabilities and stockholders’ equity	$21,489,137	$40,469,768

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INHIBITEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue:
License fees and milestones.	$37,500	$37,500	$861,667	$150,000
Collaborative research and development	250,000	250,000	1,000,000	1,000,000
Grants and other revenue	—	—	—	—

Total revenue	287,500	287,500	1,861,667	1,150,000
Operating expense:
Research and development .	6,634,226	4,269,994	21,040,727	15,393,066
General and administrative .....	1,199,623	711,574	4,059,675	3,551,682

Total operating expense	7,833,849	4,981,568	25,100,402	18,944,748

Loss from operations	(7,546,349)	(4,694,068)	(23,238,735)	(17,794,748)
Other income (expense) , net	489,466	(3,099)	504,073	36,535
Interest income, net	13,018	3,844	65,392	168,212

Net loss ..............................	$(7,043,865)	$(4,693,323)	$(22,669,270)	$(17,590,001)

Basic and diluted net loss per Share	$(0.11)	$(0.08)	$(0.37)	$(0.38)

Weighted average shares used to compute basic and diluted net loss per share	62,351,121	56,056,996	62,001,757	46,664,811

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